Exhibit 99.1

Ross Ayotte Corporate Marketing ON Semiconductor (602) 244-5978 ross.ayotte@onsemi.com	Ken Rizvi Investor Relations ON Semiconductor (602) 244-3437 ken.rizvi@onsemi.com

ON Semiconductor Announces Proposed Offering of Convertible Senior Subordinated Notes

PHOENIX, Ariz. – Dec. 15, 2005 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it proposes to offer approximately $95.0 million of convertible senior subordinated notes in an institutional private placement. ON Semiconductor expects to use the net proceeds from the offering to repay its outstanding 10 percent Junior Subordinated Note due 2011.

ON Semiconductor expects to grant the initial purchasers of the offering an option to purchase up to an additional $14.0 million aggregate principal amount of the notes. Any net proceeds not used to repay the 10 Percent Junior Subordinated Note due 2011 will be used for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the common stock issuable upon the conversion of the notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration under the Securities Act and may not be offered or sold in the United States without the registration or an applicable exemption from registration requirements.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets.

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ON Semiconductor Announces Proposed Offering of Convertible Senior Subordinated Notes

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

This news release includes statements which are not historical facts but “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the proposed offer of convertible senior subordinated notes and the repayment of the 10 Percent Junior Subordinated Note due 2011 and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements, including uncertainties relating to market conditions for corporate debt securities generally and for the securities of ON Semiconductor in particular. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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